Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 18, 2024

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $1.07

Commerce Bancshares, Inc. announced earnings of $1.07 per share for the three months ended June 30, 2024, compared to $.97 per share in the same quarter last year and $.86 per share in the first quarter of 2024. Net income for the second quarter of 2024 amounted to $139.6 million, compared to $127.8 million in the second quarter of 2023 and $112.7 million in the prior quarter.

For the six months ended June 30, 2024, earnings per share totaled $1.93, compared to $1.88 for the first six months of 2023. Net income amounted to $252.2 million for the six months ended June 30, 2024, compared to $247.2 million in the comparable period last year. For the year to date, the return on average assets was 1.67%, and the return on average equity was 16.98%.

In announcing these results, John Kemper, President and Chief Executive Officer, said, “Our earnings remained strong this quarter, driven by an expanding net interest margin, solid fee income, and well-controlled expenses. Our net interest margin expanded 22 basis points this quarter, attributable to a repositioning of some of our available for sale securities, continued benefit from asset repricing and inflation income on treasury bonds. Interest-bearing deposit costs continue to flatten, increasing just two basis points this quarter. Trust fees and deposit account fees were up 10.6% and 11.9%, respectively, over the same period last year.

“We continue to maintain strong capital and liquidity levels. Credit quality across our entire loan portfolio remains excellent, with non-accrual loans at just 11 basis points of total loans.”

Kemper added, “We are pleased to announce that the Company contributed $5.0 million to the Commerce Bancshares Foundation during the second quarter. This donation underscores our commitment to supporting and empowering the growth and prosperity of our communities. Through our contribution to the Foundation, we look forward to maintaining a lasting positive impact on the organizations who do so much for the areas we serve.”

Second Quarter 2024 Financial Highlights:

•Net interest income was $262.2 million, a $13.3 million increase over the prior quarter. The net yield on interest earning assets increased 22 basis points to 3.55%.

•Non-interest income totaled $152.2 million, an increase of $4.6 million compared to the same quarter last year.

•Trust fees grew $5.0 million, or 10.6%, compared to the same period last year, mostly due to higher private client fees.

Exhibit 99.1
•Non-interest expense totaled $232.2 million, an increase of $4.6 million, or 2.0%, compared to the same quarter last year and included a $5.0 million donation to a related charitable foundation.

•Average loan balances totaled $17.2 billion, an increase of .6% compared to the prior quarter.

•Total average available for sale debt securities decreased $695.1 million from the prior quarter to $8.8 billion, at fair value. During the second quarter of 2024, the unrealized loss on available for sale debt securities decreased $173.4 million to $1.1 billion, at period end.

•Investment securities gains included a $177.0 million gain on Visa Inc. stock and a $179.1 million loss on the repositioning of a portion of the Company’s available for sale debt securities portfolio.

•Total average deposits decreased $164.5 million, or .7%, compared to the prior quarter. The average rate paid on interest bearing deposits in the current quarter was 1.99%.

•The ratio of annualized net loan charge-offs to average loans was .23% compared to .21% in the prior quarter.

•The allowance for credit losses on loans decreased $1.9 million during the second quarter to $158.6 million, and the ratio of the allowance for credit losses on loans to total loans was .92%, at June 30, 2024, compared to .93% at March 31, 2024.

•Total assets at June 30, 2024 were $30.6 billion, an increase of $197.3 million, or .6%, compared to the prior quarter.

•For the quarter, the return on average assets was 1.86%, the return on average equity was 18.52%, and the efficiency ratio was 55.9%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston, and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Jun. 30, 2024	Jun. 30, 2023
FINANCIAL SUMMARY
Net interest income	$262,249	$248,999	$249,538	$511,248	$501,161
Non-interest income	152,244	148,848	147,605	301,092	285,217
Total revenue	414,493	397,847	397,143	812,340	786,378
Investment securities gains (losses)	3,233	(259)	3,392	2,974	3,086
Provision for credit losses	5,468	4,787	6,471	10,255	17,927
Non-interest expense	232,214	245,697	227,611	477,911	451,718
Income before taxes	180,044	147,104	166,453	327,148	319,819
Income taxes	38,602	31,652	35,990	70,254	68,803
Non-controlling interest expense	1,889	2,789	2,674	4,678	3,775
Net income attributable to Commerce Bancshares, Inc.	$139,553	$112,663	$127,789	$252,216	$247,241
Earnings per common share:
Net income — basic	$1.07	$0.87	$0.97	$1.94	$1.88
Net income — diluted	$1.07	$0.86	$0.97	$1.93	$1.88
Effective tax rate	21.67%	21.93%	21.97%	21.79%	21.77%
Fully-taxable equivalent net interest income	$264,578	$251,312	$251,757	$515,890	$505,168
Average total interest earning assets (1)	$30,016,060	$30,365,774	$32,412,084	$30,190,917	$31,992,669
Diluted wtd. average shares outstanding	128,610,693	129,185,903	130,207,664	128,898,298	130,339,067

RATIOS
Average loans to deposits (2)	70.73%	69.87%	66.15%	70.30%	65.57%
Return on total average assets	1.86	1.48	1.56	1.67	1.55
Return on average equity (3)	18.52	15.39	18.81	16.98	18.78
Non-interest income to total revenue	36.73	37.41	37.17	37.06	36.27
Efficiency ratio (4)	55.95	61.67	57.22	58.75	57.35
Net yield on interest earning assets	3.55	3.33	3.12	3.44	3.18

EQUITY SUMMARY
Cash dividends per share	$.270	$.270	$.257	$.540	$.514
Cash dividends on common stock	$34,960	$35,140	$33,744	$70,100	$67,503
Book value per share (5)	$24.48	$22.70	$20.50
Market value per share (5)	$55.78	$53.20	$46.38
High market value per share	$57.48	$55.64	$56.16
Low market value per share	$50.92	$49.44	$43.38
Common shares outstanding (5)	129,004,231	129,694,606	130,971,572
Tangible common equity to tangible assets (6)	9.82%	9.24%	7.70%
Tier I leverage ratio	12.13%	11.75%	10.46%

OTHER QTD INFORMATION
Number of bank/ATM locations	247	254	272
Full-time equivalent employees	4,724	4,721	4,680
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2023.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Six Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Jun. 30, 2024	Jun. 30, 2023
Interest income	$369,363	$358,721	$362,609	$361,162	$348,663	$728,084	$657,520
Interest expense	107,114	109,722	114,188	112,615	99,125	216,836	156,359
Net interest income	262,249	248,999	248,421	248,547	249,538	511,248	501,161
Provision for credit losses	5,468	4,787	5,879	11,645	6,471	10,255	17,927
Net interest income after credit losses	256,781	244,212	242,542	236,902	243,067	500,993	483,234
NON-INTEREST INCOME
Trust fees	52,291	51,105	49,154	49,207	47,265	103,396	92,593
Bank card transaction fees	47,477	46,930	47,878	46,899	49,725	94,407	96,379
Deposit account charges and other fees	25,325	24,151	23,517	23,090	22,633	49,476	44,385
Consumer brokerage services	4,478	4,408	3,641	3,820	4,677	8,886	9,762
Capital market fees	4,760	3,892	4,269	3,524	2,945	8,652	6,307
Loan fees and sales	3,431	3,141	2,875	2,966	2,735	6,572	5,324
Other	14,482	15,221	13,545	13,443	17,625	29,703	30,467
Total non-interest income	152,244	148,848	144,879	142,949	147,605	301,092	285,217
INVESTMENT SECURITIES GAINS (LOSSES), NET	3,233	(259)	7,601	4,298	3,392	2,974	3,086
NON-INTEREST EXPENSE
Salaries and employee benefits	149,120	151,801	147,456	146,805	145,429	300,921	289,802
Data processing and software	31,529	31,153	31,141	30,744	28,719	62,682	56,873
Net occupancy	12,544	13,574	13,927	13,948	12,995	26,118	25,754
Deposit insurance	2,354	8,017	20,304	4,029	4,187	10,371	8,830
Equipment	5,091	5,010	5,137	4,697	4,864	10,101	9,714
Marketing	5,356	4,036	6,505	6,167	6,368	9,392	11,839
Supplies and communication	4,636	4,744	5,242	4,963	4,625	9,380	9,215
Other	21,584	27,362	21,542	16,657	20,424	48,946	39,691
Total non-interest expense	232,214	245,697	251,254	228,010	227,611	477,911	451,718
Income before income taxes	180,044	147,104	143,768	156,139	166,453	327,148	319,819
Less income taxes	38,602	31,652	32,307	33,439	35,990	70,254	68,803
Net income	141,442	115,452	111,461	122,700	130,463	256,894	251,016
Less non-controlling interest expense (income)	1,889	2,789	2,238	2,104	2,674	4,678	3,775
Net income attributable to Commerce Bancshares, Inc.	$139,553	$112,663	$109,223	$120,596	$127,789	$252,216	$247,241
Net income per common share — basic	$1.07	$0.87	$0.84	$0.92	$0.97	$1.94	$1.88
Net income per common share — diluted	$1.07	$0.86	$0.84	$0.92	$0.97	$1.93	$1.88

OTHER INFORMATION
Return on total average assets	1.86%	1.48%	1.38%	1.49%	1.56%	1.67%	1.55%
Return on average equity (1)	18.52	15.39	16.48	17.73	18.81	16.98	18.78
Efficiency ratio (2)	55.95	61.67	63.80	58.15	57.22	58.75	57.35
Effective tax rate	21.67	21.93	22.83	21.71	21.97	21.79	21.77
Net yield on interest earning assets	3.55	3.33	3.17	3.11	3.12	3.44	3.18
Fully-taxable equivalent net interest income	$264,578	$251,312	$250,547	$250,962	$251,757	$515,890	$505,168
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
The income statement above reflects the reclassification of non-interest income of $406 thousand, $1.1 million, and $406 thousand from other non-interest income to capital market fees for the second and third quarters of 2023 and the first six months of 2023, respectively.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023
ASSETS
Loans
Business	$6,090,724	$5,994,974	$5,906,493
Real estate — construction and land	1,396,515	1,497,647	1,451,783
Real estate — business	3,572,539	3,711,602	3,621,222
Real estate — personal	3,055,182	3,039,885	2,980,599
Consumer	2,145,609	2,119,308	2,110,605
Revolving home equity	331,381	322,523	303,845
Consumer credit card	566,925	564,388	574,755
Overdrafts	4,190	48,513	7,237
Total loans	17,163,065	17,298,840	16,956,539
Allowance for credit losses on loans	(158,557)	(160,465)	(158,685)
Net loans	17,004,508	17,138,375	16,797,854
Loans held for sale	2,930	2,328	6,776
Investment securities:
Available for sale debt securities	8,534,271	9,141,695	10,414,625
Trading debt securities	45,499	56,716	29,412
Equity securities	113,584	12,852	12,266
Other securities	223,798	229,146	258,045
Total investment securities	8,917,152	9,440,409	10,714,348
Federal funds sold	—	—	2,750
Securities purchased under agreements to resell	475,000	225,000	825,000
Interest earning deposits with banks	2,215,057	1,609,614	2,568,695
Cash and due from banks	329,692	291,040	366,699
Premises and equipment — net	467,256	467,377	451,568
Goodwill	146,539	146,539	146,371
Other intangible assets — net	13,801	13,918	14,666
Other assets	997,423	1,037,508	936,535
Total assets	$30,569,358	$30,372,108	$32,831,262
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,492,751	$7,513,464	$8,198,849
Savings, interest checking and money market	14,367,710	14,463,211	14,418,974
Certificates of deposit of less than $100,000	1,010,251	997,979	1,543,424
Certificates of deposit of $100,000 and over	1,408,548	1,465,541	1,708,197
Total deposits	24,279,260	24,440,195	25,869,444
Federal funds purchased and securities sold under agreements to repurchase	2,551,399	2,505,576	2,878,021
Other borrowings	3,984	2,359	1,005,613
Other liabilities	576,380	460,089	392,956
Total liabilities	27,411,023	27,408,219	30,146,034
Stockholders’ equity:
Common stock	655,322	655,322	629,319
Capital surplus	3,153,107	3,148,649	2,921,365
Retained earnings	235,299	130,706	211,358
Treasury stock	(98,176)	(59,674)	(58,389)
Accumulated other comprehensive income (loss)	(807,817)	(931,027)	(1,036,295)
Total stockholders’ equity	3,137,735	2,943,976	2,667,358
Non-controlling interest	20,600	19,913	17,870
Total equity	3,158,335	2,963,889	2,685,228
Total liabilities and equity	$30,569,358	$30,372,108	$32,831,262

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
ASSETS:
Loans:
Business	$5,980,364	$5,873,525	$5,861,229	$5,849,227	$5,757,388
Real estate — construction and land	1,471,504	1,472,554	1,523,682	1,508,850	1,450,196
Real estate — business	3,666,057	3,727,643	3,644,589	3,642,010	3,540,851
Real estate — personal	3,044,943	3,031,193	3,027,664	2,992,500	2,960,962
Consumer	2,127,650	2,082,490	2,117,268	2,102,281	2,098,523
Revolving home equity	326,204	322,074	310,282	304,055	300,623
Consumer credit card	552,896	562,892	568,112	564,039	555,875
Overdrafts	4,856	7,696	5,258	5,341	4,630
Total loans	17,174,474	17,080,067	17,058,084	16,968,303	16,669,048
Allowance for credit losses on loans	(159,791)	(161,891)	(161,932)	(158,335)	(159,068)
Net loans	17,014,683	16,918,176	16,896,152	16,809,968	16,509,980
Loans held for sale	2,455	2,149	5,392	5,714	5,957
Investment securities:
U.S. government and federal agency obligations	1,201,954	851,656	889,390	986,284	1,035,651
Government-sponsored enterprise obligations	55,634	55,652	55,661	55,676	55,751
State and municipal obligations	1,069,934	1,330,808	1,363,649	1,391,541	1,532,519
Mortgage-backed securities	5,553,656	5,902,328	6,022,502	6,161,348	6,316,224
Asset-backed securities	1,785,598	2,085,050	2,325,089	2,553,562	2,827,911
Other debt securities	364,828	503,204	510,721	514,787	519,988
Unrealized gain (loss) on debt securities	(1,272,127)	(1,274,125)	(1,595,845)	(1,458,141)	(1,331,002)
Total available for sale debt securities	8,759,477	9,454,573	9,571,167	10,205,057	10,957,042
Trading debt securities	46,565	40,483	37,234	35,044	46,493
Equity securities	127,584	12,768	12,249	12,230	12,335
Other securities	228,403	221,695	222,378	237,518	273,587
Total investment securities	9,162,029	9,729,519	9,843,028	10,489,849	11,289,457
Federal funds sold	1,612	599	1,194	2,722	7,484
Securities purchased under agreements to resell	303,586	340,934	450,000	712,472	824,974
Interest earning deposits with banks	2,099,777	1,938,381	2,387,415	2,337,744	2,284,162
Other assets	1,651,808	1,715,716	1,797,849	1,750,222	1,941,340
Total assets	$30,235,950	$30,645,474	$31,381,030	$32,108,691	$32,863,354

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,297,955	$7,328,603	$7,748,654	$7,939,190	$8,224,475
Savings	1,328,989	1,333,983	1,357,733	1,436,149	1,516,887
Interest checking and money market	13,162,118	13,215,270	13,166,783	13,048,199	12,918,399
Certificates of deposit of less than $100,000	1,003,798	976,804	1,097,224	1,423,965	1,075,110
Certificates of deposit of $100,000 and over	1,492,592	1,595,310	1,839,057	1,718,126	1,472,208
Total deposits	24,285,452	24,449,970	25,209,451	25,565,629	25,207,079
Borrowings:
Federal funds purchased	265,042	328,216	473,534	508,851	507,165
Securities sold under agreements to repurchase	2,254,849	2,511,959	2,467,118	2,283,020	2,206,612
Other borrowings	838	76	179,587	685,222	1,617,952
Total borrowings	2,520,729	2,840,251	3,120,239	3,477,093	4,331,729
Other liabilities	399,080	410,310	421,402	367,741	598,915
Total liabilities	27,205,261	27,700,531	28,751,092	29,410,463	30,137,723
Equity	3,030,689	2,944,943	2,629,938	2,698,228	2,725,631
Total liabilities and equity	$30,235,950	$30,645,474	$31,381,030	$32,108,691	$32,863,354

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
ASSETS:
Loans:
Business (1)	6.11%	6.07%	5.91%	5.77%	5.58%
Real estate — construction and land	8.36	8.40	8.34	8.17	7.92
Real estate — business	6.26	6.26	6.18	6.13	5.96
Real estate — personal	4.04	3.95	3.85	3.73	3.68
Consumer	6.56	6.40	6.21	5.97	5.63
Revolving home equity	7.68	7.70	7.70	7.76	7.55
Consumer credit card	13.96	14.11	13.83	13.77	13.77
Overdrafts	—	—	—	—	—
Total loans	6.30	6.27	6.15	6.02	5.84
Loans held for sale	7.54	7.49	9.93	10.55	10.17
Investment securities:
U.S. government and federal agency obligations	5.04	2.08	2.32	2.31	3.42
Government-sponsored enterprise obligations	2.39	2.39	2.36	2.36	2.38
State and municipal obligations (1)	2.00	1.97	1.94	1.95	2.04
Mortgage-backed securities	2.09	2.19	2.05	2.06	2.09
Asset-backed securities	2.50	2.39	2.30	2.20	2.08
Other debt securities	2.01	1.93	1.85	1.75	1.86
Total available for sale debt securities	2.50	2.18	2.10	2.08	2.19
Trading debt securities (1)	4.95	5.30	5.05	5.11	4.53
Equity securities (1)	2.82	25.64	27.47	23.06	23.25
Other securities (1)	13.20	13.04	8.60	13.13	9.40
Total investment securities	2.75	2.44	2.27	2.33	2.37
Federal funds sold	6.74	6.71	6.65	6.56	5.63
Securities purchased under agreements to resell	3.21	1.93	1.64	2.08	1.99
Interest earning deposits with banks	5.48	5.48	5.47	5.39	5.14
Total interest earning assets	4.98	4.78	4.62	4.51	4.34

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.06	.06	.05	.05	.05
Interest checking and money market	1.73	1.69	1.57	1.33	.93
Certificates of deposit of less than $100,000	4.22	4.20	4.21	4.32	3.78
Certificates of deposit of $100,000 and over	4.55	4.56	4.55	4.37	3.93
Total interest bearing deposits	1.99	1.97	1.93	1.76	1.29
Borrowings:
Federal funds purchased	5.42	5.42	5.40	5.33	5.06
Securities sold under agreements to repurchase	3.44	3.43	3.25	3.20	3.09
Other borrowings	3.84	—	5.45	5.30	5.24
Total borrowings	3.65	3.66	3.71	3.93	4.13
Total interest bearing liabilities	2.21%	2.21%	2.20%	2.12%	1.87%

Net yield on interest earning assets	3.55%	3.33%	3.17%	3.11%	3.12%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except ratios)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Jun. 30, 2024	Jun. 30, 2023
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$160,465	$162,395	$162,244	$158,685	$159,317	$162,395	$150,136
Provision for credit losses on loans	7,849	6,947	8,170	13,343	5,864	14,796	21,812
Net charge-offs (recoveries):
Commercial portfolio:
Business	622	23	96	2,613	165	645	395
Real estate — construction and land	—	—	—	—	(115)	—	(115)
Real estate — business	(8)	(141)	128	(15)	(5)	(149)	(9)
	614	(118)	224	2,598	45	496	271
Personal banking portfolio:
Consumer credit card	6,746	6,435	5,325	4,716	4,687	13,181	9,012
Consumer	1,804	1,983	1,903	1,797	1,273	3,787	2,548
Overdraft	521	557	588	683	517	1,078	1,495
Real estate — personal	79	24	(11)	(9)	(6)	103	(17)
Revolving home equity	(7)	(4)	(10)	(1)	(20)	(11)	(46)
	9,143	8,995	7,795	7,186	6,451	18,138	12,992
Total net loan charge-offs	9,757	8,877	8,019	9,784	6,496	18,634	13,263
Balance at end of period	$158,557	$160,465	$162,395	$162,244	$158,685	$158,557	$158,685
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$20,705	$23,086	$25,246	$27,537	$29,235

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.04%	—%	.01%	.18%	.01%	.02%	.01%
Real estate — construction and land	—	—	—	—	(.03)	—	(.02)
Real estate — business	—	(.02)	.01	—	—	(.01)	—
	.02	—	.01	.09	—	.01	.01
Personal banking portfolio:
Consumer credit card	4.91	4.60	3.72	3.32	3.38	4.75	3.27
Consumer	.34	.38	.36	.34	.24	.36	.25
Overdraft	43.15	29.11	44.37	50.73	44.79	34.54	66.40
Real estate — personal	.01	—	—	—	—	.01	—
Revolving home equity	(.01)	—	(.01)	—	(.03)	(.01)	(.03)
	.61	.60	.51	.48	.44	.60	.44
Total	.23%	.21%	.19%	.23%	.16%	.22%	.16%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.11%	.03%	.04%	.05%	.04%
Allowance for credit losses on loans to total loans	.92	.93	.94	.95	.94

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$504	$1,038	$3,622	$6,602	$4,732
Real estate — business	15,050	1,246	60	76	153
Real estate — personal	1,772	1,523	1,653	1,531	1,276
Revolving home equity	1,977	1,977	1,977	—	—
Total	19,303	5,784	7,312	8,209	6,161
Loans past due 90 days and still accruing interest	$18,566	$20,281	$21,864	$18,580	$15,351
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2024
For the quarter ended June 30, 2024, net income amounted to $139.6 million, compared to $112.7 million in the previous quarter and $127.8 million in the same quarter last year. The increase in net income compared to the previous quarter was primarily the result of higher net interest income and lower non-interest expense. The net yield on interest earning assets increased 22 basis points over the previous quarter to 3.55%. Average loans increased $94.4 million over the previous quarter, while average deposits, borrowings and available for sale debt securities, at fair value, declined $164.5 million, $319.5 million, and $695.1 million, respectively. For the quarter, the return on average assets was 1.86%, the return on average equity was 18.52%, and the efficiency ratio was 55.9%.

Balance Sheet Review
During the 2nd quarter of 2024, average loans totaled $17.2 billion, an increase of $94.4 million over the prior quarter, and increased $505.4 million, or 3.0%, over the same quarter last year. Compared to the previous quarter, average balances of business and consumer loans grew $106.8 million and $45.2 million, respectively, while business real estate loans declined $61.6 million. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $18.2 million, compared to $7.4 million in the prior quarter.

Total average available for sale debt securities decreased $695.1 million compared to the previous quarter to $8.8 billion, at fair value. The decrease in debt securities was mainly the result of lower average balances of mortgage-backed, asset-backed, state and municipal, and other debt securities, partly offset by higher average balances of U.S. government and federal agency obligations. Most of the changes in the debt securities balances resulted from the completion of a plan to reposition a portion of the portfolio, which was announced in May 2024. During the 2nd quarter of 2024, the unrealized loss on available for sale debt securities decreased $173.4 million to $1.1 billion, at period end. Also, during the 2nd quarter of 2024, purchases of securities totaled $928.8 million with a weighted average yield of approximately 4.60%, and sales, maturities and pay downs were $1.7 billion. At June 30, 2024, the duration of the available for sale investment portfolio was 4.0 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months. The Company does not have any investment securities classified as held-to-maturity.

Total average deposits decreased $164.5 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from a decline of $102.7 million in average balances of certificates of deposit greater than $100,000. Compared to the previous quarter, total average commercial deposits declined $317.0 million, while average consumer deposits increased $136.3 million. The average loans to deposits ratio was 70.7% in the current quarter and 69.9% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.3 billion, decreased $319.5 million to $2.5 billion in the 2nd quarter of 2024.

Net Interest Income
Net interest income in the 2nd quarter of 2024 amounted to $262.2 million, an increase of $13.3 million over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $13.3 million over the previous quarter to $264.6 million. The increase in net interest income was mostly due to higher interest income on investment securities, loans, and deposits with banks, coupled with lower interest expense on borrowings. The net yield (FTE) on earning assets increased to 3.55%, from 3.33% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $2.9 million, due to higher average rates earned on business, consumer, and personal real estate loans. Interest income on loans also increased due to higher average balances of business and consumer loans, partly offset by lower average balances of business real estate loans. The average yield (FTE) on the loan portfolio increased three basis points to 6.30% this quarter.

Interest income on investment securities (FTE) increased $4.7 million over the prior quarter, mostly due to higher rates earned on available for sale debt securities, partly offset by lower average balances of available for sale debt securities. Interest income earned on U.S. government and federal agency securities increased due to higher average balances and rates, which included the impact of $5.9 million in higher inflation income from Treasury inflation-protected securities compared to previous quarter. Additionally, the Company recorded a $740 thousand adjustment to premium amortization at June 30, 2024, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities but was lower than the $2.0 million adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.75% in the current quarter, compared to 2.44% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks increased $2.2 million, due to $161.4 million of higher average balances.

Interest expense decreased $2.6 million, mainly due to lower average borrowing balances, partly offset by higher interest expense on deposits. Interest expense on borrowings decreased $3.0 million due to lower average balances of customer repurchase agreements and federal funds purchased. Interest expense on deposits increased $377 thousand as higher rates paid on deposits were mostly offset by lower average balances. The average rate paid on

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2024
interest bearing deposits totaled 1.99% in the current quarter compared to 1.97% in the prior quarter. The overall rate paid on interest bearing liabilities was 2.21% in the current and prior quarter.

Non-Interest Income
In the 2nd quarter of 2024, total non-interest income amounted to $152.2 million, an increase of $4.6 million, or 3.1%, over the same period last year and an increase of $3.4 million over the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees, capital market fees, and deposit account fees, partly offset by lower bank card fees and letter of credit fees. The increase in non-interest income compared to the prior quarter was mainly due to higher deposit account fees, trust fees, capital market fees and swap fees, partly offset by lower tax credit sales income. Additionally, a decrease of $1.1 million in fair value adjustments was recorded on the Company’s deferred compensation plan, which are held in a trust and recorded as both an asset and liability, affecting both other income and other expense.

Total net bank card fees in the current quarter decreased $2.2 million, or 4.5%, compared to the same period last year, and increased $547 thousand compared to the prior quarter. Net corporate card fees decreased $3.0 million, or 10.3%, compared to the same quarter of last year mainly due to lower interchange fees and higher rewards expense. Net merchant fees increased $506 thousand, or 9.4%, due to higher interchange fees, partly offset by higher network expense. Net debit card fees increased $43 thousand, or .4%, while net credit card fees increased $221 thousand, or 5.8%. Total net bank card fees this quarter were comprised of fees on corporate card ($26.2 million), debit card ($11.4 million), merchant ($5.9 million) and credit card ($4.0 million) transactions.

In the current quarter, trust fees increased $5.0 million, or 10.6%, over the same period last year, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.7 million, or 11.9%, mostly due to higher corporate cash management fees, while capital market fees increased $1.8 million, or 61.6%, mostly due to higher underwriting fees.

Other non-interest income decreased compared to the same period last year primarily due to lower letter of credit fees and swap fees of $2.3 million and $919 thousand, respectively. For the 2nd quarter of 2024, non-interest income comprised 36.7% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $3.2 million in the current quarter, compared to losses of $259 thousand in the prior quarter and gains of $3.4 million in the 2nd quarter of 2023. Net securities gains in the current quarter resulted primarily from gains of $177.0 million recognized on Visa common stock. During the second quarter of 2024, the Company sold 436 thousand shares of Visa Class A common stock (converted from 109 thousand shares of Visa Class C common stock) at an average price of $274.91. As of June 30, 2024, the Company has sold approximately two thirds of the Visa Class C shares it received from the Visa exchange offer. In addition, net gains of $4.1 million were recorded on the Company’s portfolio of private equity investments. These net gains were mostly offset by losses of $179.1 million realized on sales of available for sale debt securities resulting from the completion of the Company’s plan to reposition a portion of its available for sale debt securities portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $232.2 million, compared to $227.6 million in the same period last year and $245.7 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries expense, data processing and software expense, and other expense, partly offset by lower marketing and deposit insurance expense. The decrease in non-interest expense compared to the prior quarter was mainly due to lower deposit insurance expense, employee benefits expense, and litigation settlement expense recorded in the prior quarter that did not reoccur in the current quarter. These decreases were partly offset by higher salaries expense and a donation to a related charitable foundation.

Compared to the 2nd quarter of last year, salaries and employee benefits expense increased $3.7 million, or 2.5%, mostly due to higher full-time salaries expense of $3.8 million, and other salaries expense of $1.0 million, partly offset by lower medical expense of $1.5 million. Full-time equivalent employees totaled 4,724 and 4,680 at June 30, 2024 and 2023, respectively.

Compared to the same period last year, data processing and software expense increased $2.8 million due to increased costs for service providers. This increase was partly offset by a decrease in deposit insurance expense of $1.8 million, mostly due to a $1.2 million accrual adjustment to the FDIC’s special assessment and lower marketing expense of $1.0 million. Other expense included a $5.0 million donation to a related charitable foundation in the current quarter, partly offset by deconversion expense of $2.1 million recorded in the same period last year.

Income Taxes
The effective tax rate for the Company was 21.7% in the current quarter, 21.9% in the previous quarter, and 22.0% in the 2nd quarter of 2023.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2024
Credit Quality
Net loan charge-offs in the 2nd quarter of 2024 amounted to $9.8 million, compared to $8.9 million in the prior quarter and $6.5 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .23% in the current quarter, .21% in the previous quarter, and .16% in the 2nd quarter of last year. Compared to the prior quarter, net loan charge-offs on business and consumer credit card loans increased $599 thousand and $311 thousand, respectively.

In the 2nd quarter of 2024, annualized net loan charge-offs on average consumer credit card loans were 4.91%, compared to 4.60% in the previous quarter and 3.38% in the same quarter last year. Consumer loan net charge-offs were .34% of average consumer loans in the current quarter, .38% in the prior quarter, and .24% in the same quarter last year.

At June 30, 2024, the allowance for credit losses on loans totaled $158.6 million, or .92% of total loans, and decreased $1.9 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at June 30, 2024 was $20.7 million, a decrease of $2.4 million compared to the liability at March 31, 2024.

At June 30, 2024, total non-accrual loans amounted to $19.3 million, an increase of $13.5 million over the previous quarter. The increase in non-accrual loans was mostly due to a senior living business real estate loan that was moved to non-accrual status during the second quarter of 2024. At June 30, 2024, the balance of non-accrual loans, which represented .11% of loans outstanding, included business loans of $504 thousand, revolving home equity loans of $2.0 million, personal real estate loans of $1.8 million, and business real estate loans of $15.1 million. Loans more than 90 days past due and still accruing interest totaled $18.6 million at June 30, 2024.

Other
During the 2nd quarter of 2024, the Company paid a cash dividend of $.27 per common share, representing a 5.1% increase over the same period last year. The Company purchased 685,685 shares of treasury stock during the current quarter at an average price of $55.21.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections within the Company's Annual Report on Form 10-K.